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EXHIBIT 3.1.12

                                                               State of Delaware
                                                              Secretary of State
                                                        Division of Corporations
                                                   Delivered 12:09 PM 01/14/2008
                                                       FILED 12:09 PM 01/14/2008
                                                    SRV 080039909 - 4374801 FILE

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                       ENLIGHTEN SOFTWARE SOLUTIONS, INC.


       ENLIGHTEN SOFTWARE SOLUTIONS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the amendment set forth below to the Corporation's Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

First Article I is hereby amended in its entirety to read:

                                   "ARTICLE I

                                      NAME

The name of the Corporation shall be Diversified Opportunities, Inc."

Second: Article VI, first paragraph, is hereby amended to reflect a reverse stock split and increase in the authorized capital stock, as follows:

                                   "ARTICLE VI

                                  CAPITAL STOCK

Each Twenty Five (25) shares of Common Stock outstanding at 9:00 a.m. on February 11, 2008 shall be deemed to be one (1) share of Common Stock of the Corporation, per value $0.001 per share. There shall be no fractional shares. Odd lots shall be rounded up.

The total number of shares of stock which the Corporation shall have the authority to issue is 310,000,000, of which 300,000,000 shall be designated common stock, par value 5.001 per share, and of which 10,000,000 shall be designated preferred stock, par value $.001 per share."

Third: All the rest and remainder of the Certificate of Incorporation of the Corporation shall remain in full force and effect.

       IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 14th day of January, 2008.


                                              ENLIGHTEN SOFTWARE SOLUTIONS, INC.

                                        By: /s/ Michael Anthony
                                            ------------------------------------
                                            Michael Anthony, President and
                                            Majority Shareholder